Exhibit 99.1

PureDepth, Inc. Names Andy Wood CEO
Seasoned Veteran Assumes Role to Guide Growing Company

Redwood Shores, Calif., September 15, 2008  — PureDepth, Inc., (OTC:PDEP), a global leader in next generation display technologies and the pioneer of Multi-Layer Display (MLD™) technology, today announced that  Andy Wood has been appointed as the company’s Chief Executive Officer, effective September 8, 2008.  Mr. Wood has held CEO positions for 20 years, and has an extensive background in enabling companies in complex and emerging markets to reach their potential.

Wood previously served as CEO of PhotoWorks Inc., a then public company, where he shaped a new strategy, streamlined operations, sharply focused company business metrics and led the company to an acquisition by American Greetings earlier this year. Prior to PhotoWorks Inc., Wood served as CEO of SkyBitz, a privately-held satellite tracking technology and service business. In both assignments, Mr. Wood gained additional financing, expanded strategic partners and strengthened the overall organizational capabilities. Wood also served as CEO of then privately held Shutterfly, the leading online social expression and photo product business, where he drove the company to exceed growth and profitability plans. Previously, he established the North American business unit for Exel Logistics, where revenues grew to $500 Million within 4 years.

“Andy  is a proven leader in creating strategies, producing results and working closely with customers and employees, which will be critical in guiding the future of PureDepth,” commented John Stringer, Director of PureDepth. “With Andy at the helm, we will have a laser-focus on market, channel, partner, software and technical development as well as the critical aspect of continuing to expand our broad IP patent portfolio.”

“PureDepth has excellent technology and IP, and is only just beginning to get traction with its initial launch,” said Wood. “I have been impressed with the technology, knowledge, experience, and dedication of the team at the company and the market and channel opportunity alternatives that are still open for Puredepth’s MLD solutions.  I look forward to leading the PureDepth team and working with our customers and partners as the company expands to the next level of achievement.”

About PureDepth

PureDepth (www.puredepth.com) is an innovative technology company transforming the visual display experience by delivering award-winning MLD technology. Backed by 51 approved patents and over 80 pending patents, this breakthrough in visualization is the first display technology that provides Actual DepthTM.  The Company has a worldwide licensing agreement with Samsung Electronics Corporation (KSE:005930) (LSE: SMSN), a sales, marketing and distribution license agreement with Sanyo Corporation (NASDAQ: SANYY) in Japan, a worldwide licensing agreement with International Game Technology (NYSE: IGT) and business opportunities in broad consumer markets. Founded in 1999, the Company is headquartered in Redwood Shores, California, with a research and development center located in New Zealand.

Forward-Looking Statements

This press release contains certain statements that are "forward-looking statements" and includes, among other things, discussions and disclosures of the Company's expectations for the use of its technology and market for its products, and the likelihood of any resulting products to become widely accepted by the marketplace. Words such as, but not limited to, "may," "likely," "anticipate," "expect" and "believes" indicate forward-looking statements. Although PureDepth believes that the expectations reflected in these forward-looking statements are generally reasonable, it can give no assurance that such expectations will ultimately prove to be correct or materialize. All phases of PureDepth's business and operations are subject to a number of uncertainties, risks and other influences, most of which are outside its control, and any one or combination of which could materially and adversely affect the results of the Company's operations, and whether any forward-looking statements contained herein ultimately prove to be accurate. Information regarding such risks and uncertainties can be found in the Company's most recently filed annual report on Form 10-KSB, interim report on Form 10-Q and other filings made by PureDepth with the SEC.
PureDepth(TM), MLD(TM) and Actual Depth(TM) are trademarks of PureDepth, Inc. All other trademarks and registered trademarks are the property of their respective owners, without intent to infringe.

PureDepth, Inc.
Media, analysts:
Patrick Van de Wille
FD Ashton Partners
312-533-6704
public-relations@puredepth.com

Investor Relations:
FD Ashton Partners, 650-361-0480
investor-relations@puredepth.com

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